Exhibit 99.1

Remy International, Inc. 2902 Enterprise Drive • Anderson, Indiana 46013 USA	765-778-6499

Fax 765-778-6525

For Immediate Release

August 8, 2006

Remy International, Inc. Announces Second Quarter 2006 Results – Improvement Continues

Anderson, Indiana, August 8, 2006 / PR Newswire / — Remy International, Inc. (“Remy International” or the “Company”), a leading manufacturer, remanufacturer and distributor of Delco Remy brand heavy-duty systems and Remy brand starters and alternators, diesel engines, locomotive products and hybrid power technology, today reported its financial results for the three and six month periods ended June 30, 2006.

Net sales for the second quarter set an all-time record increasing $59.8 million to $372.2 million, a 19.2% increase, compared with $312.3 million reported in the corresponding period last year. Sales increased in all product categories as compared to the second quarter of 2005. Automotive OEM sales increased 36.5% primarily relating to the continued ramp up of the alternator business and pass through of commodity price increases. Powertrain sales increased 36.9% due to a strong demand for diesel engine parts. Heavy duty OEM sales remain strong and were up 6.6%. Electrical aftermarket sales increased 8.7% due to unusually strong sales into the retail segment of the automotive aftermarket.

The Company reported an Adjusted EBITDA for the second quarter of $24.7 million, an $18.5 million increase, compared to Adjusted EBITDA of $6.2 million in the second quarter 2005. Higher sales were the largest contributor to the increase in Adjusted EBITDA, although the Company continues to benefit from the restructuring actions taken in the prior year. The second quarter 2005 Adjusted EBITDA was negatively impacted by the $6.0 million charge related to the probable underpayment of U.S. Import Duty for prior years and the significant startup and integration costs incurred in respect to the Company’s Mexican Operations.

The Company reported operating income of $12.9 million in the second quarter 2006, compared with an operating loss of $3.1 million in the second quarter 2005. Net loss for the second quarter decreased $11.1 million to $10.3 million compared with a $21.4 million net loss reported in the corresponding period last year.

Net sales of $723.8 million in the first six months of 2006 increased $129.9 million, or 21.9%, over the comparable period in 2005. Adjusted EBITDA for the six months ended June 30, 2006 of $48.6 million increased $21.8 million and operating income of $28.6 million increased $16.8 million compared with the same period of 2005.

Net cash used in operating activities for the six months ending June 30, 2006 was $5.9 million, compared with net cash used in operating activities of $38.0 million for the corresponding period last year. The cash usage for the first six months of 2006 includes $9.4 million for previously announced restructuring payments, which were $7.8 million higher than payments made in the first six months of 2005, including a payment related to the UAW settlement reached in January 2006. In addition to the improvement in operating income, continued streamlining of the supply chain and control of inventory despite the sales increase contributed to the reduced cash usage. The Company’s liquidity at June 30, 2006 was approximately $101.6 million, consisting of $84.9 million of availability on its senior credit facility in addition to unrestricted cash of $16.7 million on the consolidated balance sheet. The Company continues to invest in strategic capital programs, but strong control resulted in $8.2 million lower capital spending for the first six months of 2006 compared to the same period in 2005.

Commenting on the second quarter 2006 results, John H. Weber, President and Chief Executive Officer, stated, “I am pleased with the second quarter results, which also reflects two consecutive quarters of improvement being achieved in the fundamental performance of the business. We continue to see strong sales and improvements in Adjusted EBITDA in our core OEM related business and remain focused on strong control of cash spending in light of our difficult capital structure.”

In respect to the outlook for the remainder of 2006, Weber commented, “Conditions in the Electrical aftermarket business represent our largest challenge for the next six months. As a result, Adjusted EBITDA for 2006 is expected to fall closer to the lower end of the range of guidance provided previously. However, due to our increased focus on cash flow and liquidity, we currently remain optimistic that we will achieve our cash flow goals.”

Second Quarter Conference Call:

Remy International’s executive management team will host its second quarter conference call on Tuesday, August 8 at 10:00 a.m. Eastern Daylight Time to discuss the Company’s performance for the second quarter, the outlook for the remainder of 2006, and other matters. The call may be accessed by dialing 800-762-4717 ten minutes prior to the start of the call. A replay of the conference call will be archived for two weeks, and may be accessed by dialing 800-475-6701 (USA), 320-365-3844 (International), Access Code 838556. A copy of the Company’s Second Quarter Conference Call Opening Commentary will be available on the Remy International Website at http://www.remyinc.com under Investor Relations, for approximately 2 weeks.

Use of Non-GAAP Financial Information:

In addition to the results reported in accordance with accounting principles generally accepted in the United States (“GAAP”) included throughout this news release, the Company has provided information regarding “Adjusted EBITDA” (a Non-GAAP financial measure). Adjusted EBITDA represents operating income (loss), plus depreciation and amortization, restructuring charges (credits) and impairment charges. The Company believes Adjusted EBITDA is a meaningful measure of performance that is commonly utilized in the industry to analyze operating performance and liquidity. Adjusted EBITDA should not be construed as income from operations, net income or net cash flow from operating activities as determined by GAAP. For a reconciliation of historical adjusted EBITDA to GAAP financial information, please refer to the table following the accompanying condensed statements of operations.

About Remy International, Inc.:

Remy International, Inc., headquartered in Anderson, Indiana, is a leading manufacturer, remanufacturer and distributor of Delco Remy brand heavy-duty systems and Remy brand starters and alternators, diesel engines, locomotive products and hybrid power technology. The Company also provides a worldwide components core-exchange service for automobiles, light trucks, medium and heavy-duty trucks and other heavy-duty, off-road and industrial applications. Remy was formed in 1994 as a partial divestiture by General Motors Corporation of the former Delco Remy Division, which traces its roots to Remy Electric, founded in 1896.

Caution Regarding Forward-Looking Statements:

This press announcement contains statements relating to future results of the Company that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 (the “Act”) or by the Securities and Exchange Commission (“SEC”) in its rules, regulations and releases. The Company desires to take advantage of the “safe harbor” provisions in the Act for forward-looking statements made in this press announcement. Any statements set forth in this press announcement with regard to its expectations as to financial results and other aspects of its business may constitute forward-looking statements. These statements relate to the Company’s future plans, objectives, expectations and intentions and may be identified by words like “believe,” “expect,” “may,” “will,” “should,” “seek,” or “anticipate,” and similar expressions. The Company cautions readers that any such forward-looking statements are based on assumptions that the Company believes are reasonable, but are subject to a wide range of risks including, but not limited to, risks associated with the uncertainty of future financial results and liquidity, the incremental liquidity provided by the term loan is subject to borrowing base and other limitations on the Company’s ability to borrow under its revolving credit facilities or otherwise, dispositions, acquisitions and integration costs, additional financing requirements, development of new products and services, the effect of competitive products or pricing, the effect of commodity and raw material prices, the impact of supply chain cost management initiatives, restructuring risks, enterprise resource planning implementation risks, customs duty claims, litigation uncertainties, conditions in the automotive industry, foreign currency fluctuations, costs related to re-sourcing and outsourcing products, the effect of economic conditions and other uncertainties detailed from time to time in the Company’s filings with the SEC. Due to these uncertainties, the Company cannot assure readers that any forward-looking statements will prove to have been correct. Remy International is under no obligation to (and expressly disclaims any such obligation to) update or alter any forward-looking statements whether as a result of new information, future events or otherwise.

Investor Relations: Keri Webb 1-765-778-6602

Remy International Website: http://www.remyinc.com

Remy International, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

IN THOUSANDS, At	June 30, 2006	December 31, 2005
	(Unaudited)
Assets:
Current assets:
Cash and cash equivalents	$18,582	$20,022
Trade accounts receivable, net	215,970	184,818
Inventories	265,803	261,821
Other current assets	34,007	20,492

Total current assets	534,362	487,153

Property, plant and equipment, net	174,886	174,531
Goodwill, net	156,650	156,650
Other assets	55,738	52,841

Total assets	$921,636	$871,175

Liabilities and Stockholders’ Deficit:
Current liabilities:
Accounts payable	$220,698	$194,123
Accrued restructuring	5,390	12,669
Other liabilities and accrued expenses	145,466	124,173
Current maturities of long-term debt	27,683	27,501

Total current liabilities	399,237	358,466

Long-term debt, net of current portion	735,047	714,181
Accrued restructuring	1,627	481
Other non-current liabilities	88,386	90,800

Minority interest	13,221	11,558

Total stockholders’ deficit	(315,882)	(304,311)

Total liabilities and stockholders’ deficit	$921,636	$871,175

Remy International, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(Unaudited)

	Three Months		Six Months
IN THOUSANDS, For the three & six months ended June 30,	2006	2005	2006	2005
Net sales	$372,178	$312,341	$723,767	$593,909
Cost of goods sold	322,357	281,831	623,981	518,040

Gross profit	49,821	30,510	99,786	75,869

Selling, general and administrative expenses	33,980	32,336	67,332	63,593
Restructuring charges	2,949	1,299	3,894	500

Operating income (loss)	12,892	(3,125)	28,560	11,776
Interest expense	20,876	17,495	41,367	32,887

Loss from continuing operations before income taxes, minority interest and income from unconsolidated subsidiaries	(7,984)	(20,620)	(12,807)	(21,111)

Income tax expense	1,059	221	3,321	1,571
Minority interest	1,496	1,025	2,602	2,118
Income from unconsolidated subsidiaries	(80)	(48)	(135)	(131)

Net loss from continuing operations	(10,459)	(21,818)	(18,595)	(24,669)

Discontinued operations:
Income (loss) from discontinued operations, net of tax	55	(93)	(15)	(294)
Gain on disposal of discontinued operations, net of tax	108	524	215	679

Net income from discontinued operations, net of tax	163	431	200	385

Net loss attributable to common stockholders	$(10,296)	$(21,387)	$(18,395)	$(24,284)

Adjusted EBITDA:
Operating income (loss)	$12,892	$(3,125)	$28,560	$11,776
Depreciation and amortization	8,812	7,984	16,164	14,518
Restructuring charges	2,949	1,299	3,894	500

Adjusted EBITDA	$24,653	$6,158	$48,618	$26,794

Remy International, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(Unaudited)

IN THOUSANDS, For the six months ended June 30,	2006	2005
Cash Flows from Operating Activities:
Net loss attributable to common stockholders	$(18,395)	$(24,284)
Adjustments to reconcile net loss to net cash used in operating activities:
Discontinued operations	(200)	(385)
Depreciation and amortization	16,164	14,519
Non-cash interest expense	2,103	2,510
Minority interest and loss from unconsolidated subsidiaries, net	2,467	1,987
Deferred income taxes	249	(526)
Restructuring charges	3,894	500
Cash payments for restructuring charges	(9,436)	(1,618)
Changes in accounts receivable, inventory and accounts payable, net	(6,458)	(22,813)
Other, net	3,759	(7,846)

Net cash used in operating activities of continuing operations	(5,853)	(37,956)

Cash Flows from Investing Activities:
Acquisitions, net of cash acquired	(2,101)	(56,994)
Net proceeds on sale of businesses	215	503
Purchases of property, plant and equipment	(11,551)	(19,764)

Net cash used in investing activities of continuing operations	(13,437)	(76,255)

Cash Flows from Financing Activities:
Net borrowings under revolving line of credit and other	18,790	74,497
Financing costs	—	(325)
Distributions to minority interests	(986)	—

Net cash provided by financing activities of continuing operations	17,804	74,172

Effect of exchange rate changes on cash	239	(678)

Cash flows of discontinued operations—operating activities	(193)	(180)

Net decrease in cash and cash equivalents	(1,440)	(40,897)
Cash and cash equivalents at beginning of year	20,022	62,545

Cash and cash equivalents at end of period	$18,582	$21,648